Starboard Value A LP
(a Delaware limited partnership)
Financial Statements
For the year ended December 31, 2019

Starboard Value A LP
(a Delaware limited partnership)
Table of Contents

Page(s)
Reports of Independent Auditors	1

Financial Statements
Statement of Assets, Liabilities and Partners’ Capital	2
Statement of Income	3
Statement of Changes in Partners’ Capital	4
Statement of Cash Flows	5
Notes to Financial Statements	6-10

Report of Independent Auditors

To the General Partner of
Starboard Value A LP:

We have audited the accompanying financial statements of Starboard Value A LP, which comprise the statement of assets, liabilities and partners’ capital as of December 31, 2019 and 2018, and the related statements of income, changes in partners’ capital and cash flows for each of the three years in the period ended December 31, 2019, and the related notes to the financial statements
Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Starboard Value A LP at December 31, 2019 and 2018, and the results of its operations, the changes in partners’ capital and its cash flows for each of the three years in the period ended December 31, 2019 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
New York, New York
March 20, 2020

Starboard Value A LP
(a Delaware limited partnership)
Statement of Assets, Liabilities and Partners’ Capital
(dollars in thousands)
December 31, 2019 and 2018

	December 31,
	2019	2018
Assets
Cash	$1,941	$37
Accounts Receivable	—	57
Investments in Portfolio Funds, at fair value (cost 2019 - $2,539; 2018 - $1,955)	4,906	3,599
Receivable of Realized Incentive Allocation from Portfolio Funds	88,563	11,838
Receivable of Unrealized Incentive Allocation from Portfolio Funds	—	4,757
Total Assets	$95,410	$20,288

Liabilities and Partners' Capital
Liabilities
Capital Distributions Payable	$82,482	$11,290
Total Liabilities	$82,482	$11,290

Commitments and Contingencies (Note 6)
Partners’ Capital	12,928	8,998
Total Liabilities and Partners’ Capital	$95,410	$20,288

The accompanying notes are an integral part of these financial statements.

Starboard Value A LP
(a Delaware limited partnership)
Statement of Income
(dollars in thousands)
For the Years Ended December 31, 2019, 2018 and 2017

	Year ended December 31,
	2019	2018	2017
Revenues
Incentive Allocation Income	$109,505	$6,864	$66,653
Total revenues	109,505	6,864	66,653

Gain/(loss) from Investments
Net realized gain / (loss) on Portfolio Funds	208	(78)	—
Net change in unrealized appreciation on Portfolio Funds	723	229	366
Net Gain on investment transactions	931	151	366

Net income	$110,436	$7,015	$67,019

The accompanying notes are an integral part of these financial statements.

Starboard Value A LP
(a Delaware limited partnership)
Statement of Changes in Partners’ Capital
(dollars in thousands)
For The Years Ended December 31, 2019, 2018 and 2017

	General Partner	Limited Partners	Total
Capital Balance at January 1, 2017	$80	$8,156	$8,236
Capital Contributions	3	249	252
Capital Distributions	(513)	(58,053)	(58,566)
Net Income	609	66,410	67,019
Capital Balance at December 31, 2017	179	16,762	16,941
Capital Contributions	2	245	247
Capital Distributions	(129)	(15,076)	(15,205)
Net Income	64	6,951	7,015
Capital Balance at December 31, 2018	116	8,882	8,998
Impact of adoption of ASC 606	(48)	(4,709)	(4,757)
Capital Contributions	1	148	149
Capital Distributions	(813)	(101,085)	(101,898)
Net Income	915	109,521	110,436
Capital Balance at December 31, 2019	$171	$12,757	$12,928

The accompanying notes are an integral part of these financial statements.

Starboard Value A LP
(a Delaware limited partnership)
Statement of Cash Flows
(dollars in thousands)
For The Years Ended December 31, 2019, 2018 and 2017

	For the year ended December 31,
	2019	2018	2017
Cash flows from operating activities
Net income (loss)	$110,436	$7,015	$67,019
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Net (gains) losses from Investments in Portfolio Funds	(931)	(151)	(366)
(Increase)/decrease in operating assets and liabilities:
Accounts Receivable	57	(57)	—
Receivable of Realized Incentive Allocation from Portfolio Funds	(76,725)	46,207	(52,146)
Receivable of Unrealized Incentive Allocation from Portfolio Funds (1)	—	5,488	(5,970)
Net cash provided by operating activities	32,837	58,502	8,537

Cash flows from investing activities
Purchase of Portfolio Fund Investments	(1,023)	(1,068)	(402)
Proceeds from Sale of Portfolio Fund Investments	647	743	135
Net cash provided by (used in) investing activities	(376)	(325)	(267)

Cash flows from financing activities
Capital contributions	149	247	252
Capital distributions, net of change in capital distributions payable	(30,706)	(58,464)	(9,621)
Net cash used in financing activities	(30,557)	(58,217)	(9,369)

Net change in cash and cash equivalents	1,904	(40)	(1,099)

Cash
Beginning of year	37	77	1,176
End of year	$1,941	$37	$77

(1) Includes effect of adjustment related to the impact of the adoption of ASC 606 in 2019 (Note 2)

The accompanying notes are an integral part of these financial statements.

Starboard Value A LP
(a Delaware limited partnership)
Notes to Financial Statements
(dollars in thousands)

1. Organization and Nature of Business

Starboard Value A LP (the “Partnership”), a Delaware limited partnership, was formed on February 9, 2011 for the purpose of providing a full range of investment advisory and management services and acting as a general partner, investment advisor, or in similar capacity to clients. During the years ended December 31, 2019, 2018 and 2017 funds which the Partnership acted as general partner and investment advisor, or in a similar capacity to clients, consisted of Starboard Value and Opportunity Fund LP, Starboard Intermediate Fund, L.P., Starboard Leaders Fund LP, Starboard Leaders Select Fund LP, and other managed accounts (collectively the “Funds” or “Portfolio Funds”).

The general partner of the Partnership is Starboard Value A GP LLC, a Delaware limited liability company (the “General Partner”). The majority limited partners of the Partnership (the “Limited Partners”) are Starboard Principal Co A LP, a Delaware limited partnership (the “Principal Co”), and Ramius V&O Holdings LLC, a Delaware limited liability company (“Ramius”), which is a wholly-owned subsidiary of Cowen Inc. (“CGI”) (NASDAQ: COWN). Principal Co and Ramius are also the members of the General Partner.

Pursuant to the organization documents, the Partnership is entitled to receive an incentive allocation earned from the Funds (as described in Note 2).

2. Summary of Significant Accounting Policies

These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and are stated in US dollars. The following is a summary of the significant accounting policies followed by the Partnership:

Cash
Cash includes cash balances held at HSBC Bank USA, N.A. Cash may exceed the amount of Federal insurance provided for such amounts. The Partnership has not experienced any losses on its cash and the General Partner believes the risk of such loss to be remote. Cash balances are not restricted.

Consolidation
In the ordinary course of business, the Partnership sponsors various entities that it has determined to be variable interest entities (“VIEs”). These VIEs are primarily funds for which the Partnership serves as the general partner and/or investment manager with decision-making rights. The Partnership would consolidate all entities that it controls through a majority voting interest or otherwise, including those funds that are limited partnerships in which the general partner has a controlling financial interest in accordance with guidance of Accounting Standard Codification (“ASC”) Subtopic 810-20, Control of Partnerships and Similar Entities and Accounting Standard Update (“ASU”) 2015-02, Amendments to Consolidation Analysis, which the Partnership elected to early adopt for the year ended December 31, 2016.

An entity is determined to be the primary beneficiary if it holds a controlling financial interest. A controlling financial interest is defined as (a) the power to direct the activities of a VIE that most significantly impact the entity's business, and (b) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. The consolidation guidance requires an analysis to (a) determine whether an entity in which the Partnership holds a variable interest is a VIE and (b) whether the Partnership’s involvement, through holding interests directly or indirectly in the entity or contractually through other variable interests (e.g., certain management and performance related fees), would give it a controlling financial interest. The Partnership does not consolidate any of these funds that are VIEs as it has concluded that it is not the primary beneficiary in each instance. Fund investors are entitled to all of the economics of these VIEs

Starboard Value A LP
(a Delaware limited partnership)
Notes to Financial Statements
(dollars in thousands)

with the exception of the management fee and incentive allocation income, if any, earned by the Partnership or its affiliates. The Partnership’s involvement with the Funds is limited to providing investment management services in exchange for incentive allocation income.

Investments in Portfolio Funds
Portfolio Funds include interests in funds and investment companies managed by the Partnership. The Partnership has elected the fair value option and follows US GAAP regarding fair value measurements and disclosures relating to investments in certain entities that calculate net asset value (“NAV”) per share (or its equivalent). The guidance permits, as a practical expedient, an entity holding investments in certain entities that either are investment companies as defined by ASC 946, Financial Services Investment Companies, or have attributes similar to an investment company, and calculate NAV per share or its equivalent for which the fair value is not readily determinable, to measure the fair value of such investments on the basis of that NAV per share, or its equivalent, without adjustment. The Partnership generally holds investments in Portfolio Funds until the earlier of (a) the realization of the investment, (b) the realization of a coinvestment with the Portfolio Funds or (c) the dissolution/termination of the respective fund.

Revenue Recognition
In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”). ASU 2014-09 outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The guidance requires revenue recognition of an amount the entity expects to receive in exchange for the transfer of promised goods or services to customers. An entity is required to (a) identify the contract(s) with a customer, (b) identify the performance obligations in the contract, (c) determine the transaction price, (d) allocate the transaction price to the performance obligations in the contract, and (e) recognize revenue when (or as) the entity satisfies a performance obligation. In determining the transaction price, an entity may include variable consideration only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized would not occur when the uncertainty associated with the variable consideration is resolved. The Partnership adopted ASU 2014-09 using a modified retrospective application approach as of January 1, 2019. As a result of the adopting the standard, the Partnership recognizes incentive allocation income only when such amounts are not probable of significantly reversing. The Partnership recognized an opening adjustment in 2019 to partners’ capital of $4,757 as a result of adopting the standard.

Incentive Allocation
The Partnership earns incentive income based on the cumulative performance of the Portfolio Funds over a specified period. Prior to the adoption of new revenue recognition accounting guidance in 2019, incentive allocations earned were recognized on an accrual basis based on Portfolio Fund performance during the period, subject to the achievement of minimum return levels, or high water marks, as set out in the respective Portfolio Funds’ confidential offering memorandums or other governing documents. Realized incentive allocations are recognized when the incentive allocations are deemed distributable to the Partnership. Unrealized incentive allocations was calculated based on an assumed liquidation of the Portfolio Funds’ ending capital on the reporting date and recognized on an accrual basis.

Beginning in 2019, as a result of the adoption of the ASU 2014-09, the Partnership recognizes incentive allocation income when such amounts are probable of not significantly reversing, which is typically when incentive allocation income is realized. Determining the amount of incentive allocation income to record is subject to qualitative and quantitative factors including, timing of the sale of an investment, whether the Partnership has received or is entitled to receive incentive income distributions and potential sales of fund investments. The Partnership continuously evaluates whether there are additional considerations that could potentially impact the recognition of incentive income.

Starboard Value A LP
(a Delaware limited partnership)
Notes to Financial Statements
(dollars in thousands)

Net realized gains / (loss) and change in unrealized appreciation on Investments in Portfolio Funds
Net gains (losses) on investments in Portfolio Funds represents the unrealized and realized gains and losses on the Partnership’s investments. Gains (losses) on investments in Portfolio Funds are realized when the Partnership redeems all or a portion of its investment or when the Partnership receives cash income, such as dividends or distributions, from its investments. Unrealized gains (losses) on investments in Portfolio Funds results from changes in the fair value of the investment in the respective Portfolio Funds.

Income Taxes
The Partnership is not subject to US Federal income tax and is generally not subject to state or local income taxes. Such taxes are the responsibility of the partners and accordingly no provision for income tax expense or benefit is reflected in the accompanying financial statements. The Partnership’s activities do not subject it to tax from other jurisdictions outside the United States and, accordingly, no provision for foreign taxes has been recorded in the accompanying financial statements.

The Partnership follows the authoritative guidance on accounting for and disclosure of uncertainty in tax positions which requires the General Partner to determine whether a tax position of the Partnership is more likely than not to be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. For tax positions meeting the more likely than not threshold, the tax amount recognized in the financial statements is reduced by the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant taxing authority. At December 31, 2019 and December 31, 2018, there were no uncertain tax positions, interest, or related penalties assessed.

Use of Estimates
The preparation of these financial statements in conformity with US GAAP requires the Partnership to make estimates and assumptions that affect the fair value of investments and the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, and the differences could be material.

3. Investments and Fair Value Measurement

As of December 31, 2019 and 2018, investments in Portfolio Funds, at fair value, include the following:

		Fair Value as of December 31,
Investments	Strategy	2019	2018	Redemption Frequency and Commitments
Starboard Value and Opportunity Fund LP	Activist	$705	$575	(a) (b)
Starboard Intermediate Fund, L.P.	Activist	2,114	1,724	(a) (b)
Starboard Leaders Fund LP	Activist	588	448	(c) (d)
Other Managed Accounts	Activist	1,499	852	(c) (d)
		$4,906	$3,599

(a) The Partnership has no unfunded commitments related to these Portfolio Funds.
(b) Investments may only be redeemed on a quarterly basis with 90 days prior written notice.
(c) As of December 31, 2019 and 2018, the Partnership had total commitments to Starboard Leaders Fund and Other Managed Accounts of $255 and $600, respectively, of which the Partnership has $0

Starboard Value A LP
(a Delaware limited partnership)
Notes to Financial Statements
(dollars in thousands)

and $493 remaining, respectively. These commitments can be called at any time, subject to advance notice.
(d) Investments are generally distributed upon realization of all investments or the specific investment opportunity, as applicable, in the Portfolio Fund.

In accordance with US GAAP, the Partnership's investments in Portfolio Funds are measured at fair value using the NAV per share (or its equivalent) as a practical expedient and therefore have not been classified in the fair value hierarchy as described in Note 2.

Because of the inherent uncertainty of the valuation for the Partnership’s investments, the fair value assigned may differ from the values that would have been used had a ready market existed for these investments, and the differences may be material.

4. Related Parties

The investment manager of the Portfolio Funds, Starboard Value LP, a related entity with the same limited partners as the Partnership, assumes all administrative expenses and costs of operations for the Partnership, as such the Partnership does not bear any direct expenses. Amounts due from related parties at December 31, 2019 and 2018 were $88,563 and $16,652 respectively as disclosed on the Statement of Assets, Liabilities and Partners’ Capital.

5. Partners’ Capital

Pursuant to the terms of the Limited Partnership Agreement (the “Agreement”), the Partnership initially issued a total number of 1,000 profit units. One percent of these profit units were issued to the General Partner and ninety-nine percent of the profit units were issued to the Class A limited partners, Principal Co and Ramius. Class B, Class D and Class P partners are also entitled to distributions based on the Agreement, however they do not hold profit units.

According to the Agreement, the ownership interest of the Partnership may be adjusted from time to time based on the contractual terms and the respective fair values.

Net income (losses) are allocated in proportion to the Class A limited partners ownership interests in the Partnership. However, incentive allocation income is available for distribution first to Class B limited partners based on the terms as defined in the Agreement, then to Class D limited partners based on the allocation as defined in the Agreement, then to Class P limited partners (net of Class B and Class D distributions) based on the allocation as defined in the Agreement and thereafter, all remaining amounts are available for distribution to the Class A limited partners in proportion to their respective ownership interest in the Partnership, subject to certain priority distributions to Ramius as set forth in the Agreement.

In the event that the Partnership is liquidated or if all or substantially all its assets are sold, distributions shall be made pro-rata based on ownership interests.

The General Partner and Limited Partners make periodic contributions for the purpose of funding the Partnership’s investments in Portfolio Funds.

6. Commitments and Contingencies

In the normal course of business the Partnership enters into contracts that contain a variety of representations and warranties and which provide general indemnifications. The Partnership’s maximum exposure under these arrangements is unknown as this would involve future claims that may

Starboard Value A LP
(a Delaware limited partnership)
Notes to Financial Statements
(dollars in thousands)

be made against the Partnership that have not yet occurred. However, the Partnership expects the risk of loss to be remote.

7. Risks

The Partnership is subject to a variety of risks in the conduct of its operations. The Partnership is economically dependent on the performance of the Funds and its related parties as the source of its incentive allocation revenues and, accordingly, may be materially affected by the actions of and the various risks associated with such Funds and related parties. For instance, market risk, currency risk, credit risk, operational risk and liquidity risk.

Legal, tax and regulatory changes could occur during the term of the Partnership that may adversely affect the Partnership. The regulatory environment for investment funds is evolving, and changes in the regulation of investment funds may adversely affect the Partnership’s operations.

8. Recent Accounting Pronouncements
Other than the adoption of ASC 606 discussed previously, none of the other changes to US GAAP that went into effect in the year ended December 31, 2019 had a material effect on the Partnership’s financial statements.

9. Subsequent Events

For the from period January 1, 2020 through March 20, 2020, the Partnership made distributions of approximately $85,061 to its partners, $81,243 of which were reflected as distributions payable at December 31, 2019. The Partnership has determined that no other material events or transactions occurred subsequent to December 31, 2019 and through March 20, 2020, the date the accompanying financial statements were available to be issued, which require additional adjustments or disclosures in the accompanying financial statements.